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                            [Dechert LLP Letterhead]






July 29, 2004

Clifford Chance US LLP
31 West 52nd Street
New York, NY  10019


Ladies and Gentlemen:

We understand that the Board of Trustees (the "Trustees") of Morgan Stanley Biotechnology Fund, a Massachusetts business trust (the "Trust"), intend, on or about July 29, 2004, to cause to be filed on behalf of the Trust a Post-effective Amendment No. 2 (the "Amendment") to the Trust's Registration Statement on Form N-1A (File No. 333-83122) (the "Registration Statement").

We act as special counsel to the Trust regarding certain matters of Massachusetts law respecting the organization of the Trust, and in such capacity we are furnishing you with this opinion.

The Trust, which was formed under the name Morgan Stanley Biotechnology Fund, is organized under a written declaration of trust finally executed and filed in Boston, Massachusetts on February 15, 2002 (the "Declaration of Trust"). The Trustees (as defined in the Declaration of Trust) have the powers set forth in the Declaration of Trust, subject to the terms, provisions and conditions therein provided.

In connection with the opinions set forth herein, the Trust, or you on behalf of the Trust, has provided to us originals, copies or facsimile transmissions of, and we have reviewed and relied upon, among other things: a copy of the Amendment; the By-Laws of the Trust Amended and Restated as of April 24, 2003 (the "By-Laws"); and a Certificate of the Secretary of the Trust dated July 28, 2004 with respect to certain resolutions of the Board of Trustees and certain other factual matters. In addition, we have reviewed and relied upon originals or copies, certified or otherwise identified to our satisfaction, of: the Declaration of Trust, certified by the Secretary of the Commonwealth of Massachusetts; and a certificate of the Secretary of the Commonwealth of Massachusetts with respect to the Trust. We have assumed that the By-Laws have been duly adopted by the Trustees.

In rendering this opinion we have assumed, without independent verification, (i) the due authority of all individuals signing in representative capacities and the genuineness of signatures, (ii) the authenticity, completeness and continued effectiveness of all documents or copies furnished to us, (iii) that any resolutions provided have been duly adopted by the Trustees, (iv) that the facts contained in the instruments and certificates or statements of public officials, officers and representatives of the Trust on which we have relied for the purposes of this opinion are true and correct, and (v) that no amendments, agreements, resolutions or actions have been approved, executed or adopted which would limit, supersede or modify the items described above. We have also examined such documents and questions of law as we have concluded are necessary or appropriate for purposes of the opinions expressed below. Where documents are referred to in resolutions approved by the Trustees, or in the Amendment, we assume such documents are the same as in the most

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Clifford Chance US LLP
July 29, 2004
Page 2



recent form provided to us, whether as an exhibit to the Amendment or otherwise. The opinions set forth below are based entirely upon and are limited by the items referred to above, and we understand that the foregoing assumptions, limitations and qualifications are acceptable to you.

Based upon the foregoing, and with respect to Massachusetts law only (except that no opinion is herein expressed with respect to compliance with the securities, or "blue-sky," laws of Massachusetts), to the extent that Massachusetts law may be applicable, and without reference to the laws of any of the other several states or of the United States of America, including state and federal securities laws, we are of the opinion that:

1. The Trust has been duly formed under the laws of the Commonwealth of Massachusetts as a voluntary association with transferable shares of the type commonly referred to as a Massachusetts business trust; and

2. the shares of beneficial interest proposed to be sold pursuant to the Amendment, when effective, will have been duly authorized and, when sold in accordance with the terms of the Amendment and the requirements of applicable federal and state law and delivered by Trust against receipt of the net asset value of the shares, as described in the Amendment, will have been legally issued, fully paid and non-assessable by the Trust (except for the potential liability of shareholders described in the Trust's Statement of Additional Information contained in the Amendement under the caption "Capital Stock and Other Securities").

The opinions expressed herein are limited to the laws of the Commonwealth of Massachusetts as described above. We express no opinion herein with respect to the effect or applicability of the law of any other jurisdiction. We express no opinion as to any other matter other than as expressly set forth above and no other opinion is intended or may be inferred herefrom. The opinions expressed herein are given as of the date hereof and we undertake no obligation and hereby disclaim any obligation to advise you of any change after the date of this opinion pertaining to any matter referred to herein. We hereby consent to such use of and reference to this opinion and to us in the Amendment.



Very truly yours,



/s/ Dechert LLP